Exhibit 99.1

KIOR REPORTS SECOND QUARTER 2012 RESULTS

Columbus Facility on Track for September Startup

R&D Efforts Decrease Capital Intensity

PASADENA, Texas, August 14, 2012—KiOR, Inc. (NASDAQ: KiOR), a next-generation renewable fuels company, today announced its financial results for the second quarter ended June 30, 2012.

“We are proceeding on schedule with the commissioning of our Columbus facility and are on track to start the facility up next month,” said Fred Cannon, KiOR’s President and Chief Executive Officer. “With startup in September, we anticipate that the Columbus facility will be providing America’s first truly sustainable cellulosic gasoline and diesel for American vehicles in the fourth quarter. Also, we expect that the final construction costs for the Columbus facility will be about four percent under our latest cost estimate.”

“In addition to the progress at the Columbus facility, our research and development efforts have generated major advances to our proprietary biomass-to-fuels technology. Once implemented, we believe that these improvements should allow us to increase our nameplate capacity up to 20 percent and significantly decrease the capital intensity of our facilities,” Cannon concluded.

Financial Results

Second quarter 2012 net loss was $23.0 million, or $0.22 per share, compared to a net loss of $16.8 million, or $0.16 per share, for the first quarter of 2012. Net loss for the second quarter of 2011 totaled $21.0 million, or $0.43 per share.

KiOR did not recognize revenue during the second quarter of 2012; its activities remained focused on construction of its first commercial facility in Columbus, research and development designed to improve production yields, and obtaining necessary financing for its expansion plan.

Research and development (R&D) expenses for the second quarter of 2012 totaled $8.6 million, a $0.7 million increase from the $7.9 million recorded in the first quarter of 2012 primarily as a result of higher maintenance expenses incurred in its demonstration facility. Second quarter 2012 R&D expenses increased $0.8 million from second quarter 2011 mainly due to continuous R&D expansion.

General and administrative (G&A) expenses for the second quarter of 2012 were $13.7 million, an increase of $5.7 million from the first quarter of 2012, primarily due to Columbus labor force salary, training and related pre-startup expenses, and $1.3 million higher non-cash stock-based compensation. Year-over-year expenses increased $6.6 million from the second quarter of 2011, mainly driven by higher Columbus related expenses, and $1.0 million higher non-cash stock-based compensation expense, partially offset by lower consulting expenses.

Depreciation and amortization expenses for the second quarter of 2012 were $0.7 million, in line with depreciation and amortization expenses recorded in the first quarter of 2012 and $0.1 million higher than the second quarter of 2011.

Capital investment during the second quarter was $28.4 million, substantially all of which was related to KiOR’s initial-scale commercial production facility in Columbus.

KiOR had cash and cash equivalents of $107.0 million at June 30, 2012, which represents a $24.6 million decrease from the December 31, 2011 balance. This decrease was primarily driven by capital expenditures, operating uses of cash, and paying off previous business loans, partially offset by funding from the $75.0 million 4-year-term loan announced early this year. Net long-term debt stood at $113.3 million as of quarter-end.

Conference Call Information

The Company will discuss these results on a conference call scheduled for today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Participants may join the call by dialing (877) 468-8808 (for U.S. and Canada), or (832) 412-2302 (International). The conference code for all participants is 14683094. To listen via live webcast, please visit the investor relations section of the Company’s website: http://investor.kior.com/events.cfm. An audio replay of the conference call will be available approximately two hours after the conclusion of the call and remain available until Tuesday, August 21, 2012 at 11:59 p.m. Eastern Time (10:59 p.m. Central Time) and can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International). The conference call replay access code is 14683094 for all participants. A replay of the webcast will also be available in the investor relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About KiOR

KiOR is a development stage, next-generation renewable fuels company that has developed a unique two-step proprietary technology platform to convert abundant and sustainable non-food biomass into cellulosic gasoline, diesel and fuel oil. KiOR’s cellulosic fuels may be transported using existing distribution networks and are suitable for use in vehicles on the road today. KiOR strives to help ease dependence on foreign oil, reduce lifecycle greenhouse gas emissions and create high-quality jobs and economic benefit across rural communities.

KiOR’s shares are traded on NASDAQ under the symbol “KiOR.” For more information, please visit www.KiOR.com.

Forward-Looking Statements

This release contains “forward looking” statements regarding future results and events, including, without limitation, statements about: our potential to be the first U.S. commercial cellulosic diesel/gas producer in 2012, the timing and success of our commissioning phase, R&D improvements in our nameplate capacity and capital intensity, the timing of our commencement of production of cellulosic gasoline and diesel, the construction of and commercialization at our biomass-to-fuel facility in Columbus, Mississippi, potential future sales of our fuels products, and our anticipated future operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” intends,” “appears,” “estimates,” “projects,” “would,” “could,” “should,” “targets,” and similar expressions are intended to identify forward looking statements. The forward looking statements in this press release involve a number of important risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward looking statements contained in this press release. Such factors and others are discussed more fully in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the United States Securities and Exchange Commission, and in the Company’s other filings with the Securities and Exchange Commission. The “Risk Factors” discussion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 is incorporated by reference in this press release. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results, levels of activity, performance or achievement may vary significantly from what we have projected. The Company specifically disclaims any obligation to update these forward looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.

KiOR, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating expenses:

Research and development expenses	$(8,559)	$(7,723)	$(16,410)	$(14,994)

General and administrative expenses	(13,718)	(7,161)	(21,734)	(11,350)
Depreciation and amortization expenses	(697)	(563)	(1,380)	(1,085)

Loss from operations	(22,974)	(15,447)	(39,524)	(27,429)
Other income (expense), net:
Interest income	7	—	9	—
Interest expense, net of amounts capitalized	—	—	(274)	—
Loss from change in fair value of warrant liability	—	(5,504)	—	(6,914)

Other expense, net	7	(5,504)	(265)	(6,914)

Loss before income taxes	(22,967)	(20,951)	(39,789)	(34,343)
Income tax expense—current	—	—	—	—

Net loss	$(22,967)	$(20,951)	$(39,789)	$(34,343)
Deemed dividend related to the beneficial conversion feature of Series C convertible preferred stock	—	(19,669)	—	(19,669)

Net loss attributable to stockholders	$(22,967)	$(40,620)	$(39,789)	$(54,012)

Net loss per share of Class A common stock, basic and diluted	$(0.22)	$(0.43)	$(0.38)	$(0.60)

Net loss per share of Class B common stock, basic and diluted	$(0.22)	$(0.43)	$(0.38)	$(0.60)

Weighted-average Class A and B common shares outstanding, basic and diluted	104,318	19,208	103,722	17,820

KiOR, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$107,032	$131,637
Inventories	846	—
Prepaid expenses and other current assets	718	1,000

Total current assets	108,596	132,637
Property, plant and equipment, net	224,836	169,923
Intangible assets, net	2,136	2,233
Other assets	1,721	471

Total assets	$337,289	$305,264

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt, net of discount	$5,275	$5,506
Accounts payable	3,011	6,496
Accrued capital expenditures	2,419	14,571
Accrued liabilities	6,596	2,648

Total current liabilities	17,301	29,221
Long-term debt, less current portion, net of discount	113,329	47,304

Total liabilities	130,630	76,525

Total stockholders’ equity (deficit)	206,659	228,739

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$337,289	$305,264

Contact Information:

For Investors:

Max Kricorian

Director of Finance

281-694-8811

Investor.relations@kior.com

For Media:

Kate Perez

Director of Corporate Communications & Public Relations

281-694-8831

Media.relations@kior.com